PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798 NASDAQ Global Market "ABNJ"		For Immediate Release January 26, 2007

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
FIRST QUARTER 2007 EARNINGS

Bloomfield, New Jersey - January 26, 2007 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today earnings of $329,000 for the quarter ended December 31, 2006. By comparison, net income for the quarter ended December 31, 2005 was $663,000. Basic and diluted earnings per share for the quarter ended December 31, 2006 were $0.03 and $0.03, respectively. By comparison, for the quarter ended December 31, 2005, basic and diluted earnings per share were $0.05 and $0.05, respectively.

For the quarter ended December 31, 2006, loans receivable, net increased $10.9 million or 2.7% to $409.5 million from $398.6 million at September 30, 2006. The growth was comprised of net increases in commercial loans totaling $14.8 million. Such loans include multi-family, nonresidential real estate, construction and business loans. The increase in loans receivable net also included net increases in home equity loans and home equity lines of credit totaling $1.1 million. Offsetting the growth in these categories was a $5.0 million decrease in the balance of 1-4 family first mortgages and net increases to the allowance for loan losses totaling $50,000.

For that same period, the balance of the Company's investment securities decreased $10.6 million as incoming cash flows from that portfolio continued to be reinvested into commercial loans. This decrease was offset by a net increase in cash and cash equivalents of $4.5 million at the end the quarter. Additionally, the Bank reported a $4.1 million increase in the cash surrender value of life insurance which was acquired to offset the additional cost of recently enacted additions to executive salary continuation agreements.

Total deposits increased by $26.4 million for the quarter ended December 31, 2006 attributable primarily to the opening of the Bank's newest deposit branch located in Verona, New Jersey. The Bank celebrated the Verona branch grand opening on December 2, 2006 with balances at that branch totaling $26.9 million at the quarter ended December 31, 2006. Offsetting this increase was a net decrease in borrowings totaling $4.0 million primarily attributable to the repayment of maturing FHLB advances totaling $2.0 million and the reduction of overnight borrowings in the same amount. Additionally, the Company reported an increase of $12.9 million in Treasury stock attributable primarily to the Company's current share repurchase program.

The continued growth in the Company's commercial lending activities contributed significantly to improved yields on earning assets, which increased 63 basis points to 5.48% for the quarter ended December 31, 2006 from 4.85% for quarter ended December 31, 2005. However, these improved yields were more than offset by increases in the cost of interest-bearing liabilities which grew by 94 basis points to 3.93% from 2.99% for the same comparative periods. This increase in interest costs was largely attributable to higher costs of interest-bearing deposits, which grew 106 basis points to 3.72% for the quarter ended December 31, 2006 from 2.66% for the quarter ended December 31, 2005. Contributing to this increase in the cost of interest-bearing liabilities was the impact of higher promotional interest rates paid on new deposit accounts at the Bank's Verona branch.

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However, a significant portion of this increase was attributable to continued upward pressure on deposit interest rates in the highly competitive markets serviced by the Bank. As a result, the Company's net interest spread shrank 32 basis points from 1.86% to 1.54% for those same comparative periods.

The factors resulting in the compression of the Company's net interest spread also impacted the Company's net interest margin. However, the effects of that compression were somewhat diminished by the significant level of capital held by the Company. As a result, the Company's net interest margin decreased by 12 basis points from 2.71% to 2.59% during those same comparative periods.

The effects of net interest margin compression contributed significantly to a $209,000 or 6.2% decrease in net interest income to $3.2 million for the quarter ended December 31, 2006 from $3.4 million for the quarter ended December 31, 2005. This decrease was offset, in part, by a comparatively lower net provision to the allowance for loan losses. For those same comparative periods, the Company's net loan loss provision decreased $37,000 to $50,000 from $87,000. The provision expense for the quarter ended December 31, 2006 reflected the reversal of an $86,000 loss reserve against a previously impaired loan participation. Management's review of the loan conducted as of December 31, 2006 concluded that, based upon the loan's consistent payment history and the improved financial performance of the underlying commercial property, the loan was no longer impaired resulting in the reversal of the prior impairment reserve. The loan's classification was also upgraded from doubtful to substandard. Excluding this adjustment, the Bank's provision expense totaled $136,000 for the quarter ended December 31, 2006.

Noninterest income increased $261,000 to $287,000 for the quarter ended December 31, 2006 from $26,000 for the quarter ended December 31, 2005. This increase in noninterest income was primarily attributable to a $271,000 loss on sale of an underperforming investment security during the first quarter of fiscal 2006 compared with no such losses in the current quarter. The net increase in noninterest income also reflected an $8,000 increase in income from the cash surrender value of life insurance attributable to a combination of higher average balances and improved yields on those assets. Offsetting these increases were decreases in deposit service fees and charges of $23,000 attributable to comparatively lower receipts of uncollected and insufficient funds charges on transaction accounts.

Noninterest expense increased $645,000 to $2.9 million for the quarter ended December 31, 2006 from $2.2 million for the quarter ended December 31, 2005. Significant components of this growth in operating costs include comparative increases to salaries and employee benefits of $567,000, increased occupancy and equipment costs of $18,000, increases in advertising and marketing costs of $68,000 and increases to other non interest expenses of $50,000. Offsetting these increases were decreases of $42,000 in legal costs and $18,000 in professional and consulting fees.

The $567,000 increase in salaries and employee benefits for the comparative quarters includes increases of $140,000 to employee salaries and payroll taxes. Such increases were primarily attributable to growth in the Company's commercial lending staff and additions to retail deposit staff associated with the Company's branching strategy. Other noteworthy increases to salaries and employee benefits resulted from the implementation of the Company's 2006 Equity Incentive Plan approved by shareholders in May, 2006. Costs relating to the Company's restricted stock and stock option plans increased a total of $269,000 from the quarter ended December 31, 2005 to the quarter ended December 31, 2006. Additionally, ESOP costs increased $28,000 due to an increase in share value. Finally, the variance also reflects the reversal of $131,000 of profit sharing expense recorded in the earlier comparative quarter ended December 31, 2005 resulting from the discontinuation of that benefit plan.

The remaining increases in noninterest expense, including the reported increases in occupancy and equipment costs of $18,000, advertising and marketing costs of $68,000 and other noninterest expense of $50,000 were largely attributable to the operation of the Bank's newest branch in Verona, New Jersey. In particular, for the

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quarter ended December 31, 2006, both advertising and marketing and other noninterest expense included branch start up costs associated with the promotion and operation of that branch.

Offsetting these increases in noninterest expense were reductions in legal expense and professional and consulting fees of $42,000 and $18,000, respectively. The higher legal costs incurred in the quarter ended December 31, 2005 were largely attributable to matters resulting from the completion of Company's second step conversion which closed October 5, 2005. Such matters included significant modifications to the Company's ESOP for which no equivalent expense was incurred in the current period. Comparative decreases in professional and consulting fees were the result of lower internal and external audit costs associated with the Sarbanes Oxley Act of 2002 ("the Act") during the current quarter. The expense incurred in the quarter ended December 31, 2005 included a portion of the first year costs associated with the development, implementation and audit of controls over financial statement reporting in accordance with Section 404 of the Act. The lower costs in the quarter ended December 31, 2006 reflect the reduced financial burden of maintaining and updating those controls as required to ensure ongoing compliance with the Act.

The following tables present selected financial data as of December 31, 2006 and September 30, 2006 and selected operating data for the quarters ended December 31, 2006 and December 31, 2005.

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FINANCIAL HIGHLIGHTS (unaudited)
	At December 31,		At September 30,
	2006		2006
	Balance	% Total Assets	Balance	% Total Assets
SELECTED FINANCIAL DATA:
Assets
Cash and cash equivalents	$ 11,653	2.22%	$ 7,165	1.39%
Securities available-for-sale	64,348	12.27	74,523	14.49
Securities held-to-maturity	10,088	1.92	10,547	2.05
Loans held for sale	668	0.13	-	-
Loans receivable, net	409,524	78.11	398,624	77.51
Premises and equipment	7,268	1.39	6,523	1.27
Federal Home Loan Bank stock	3,175	0.61	3,356	0.65
Cash surrender value of life insurance	12,830	2.45	8,747	1.70
Accrued interest receivable	1,983	0.38	1,979	0.38
Other assets	2,783	0.52	2,855	0.56
Total Assets	$ 524,320	100.00	$ 514,319	100.00
Liabilities and equity
Deposits	$ 353,543	67.43%	$ 327,147	63.61%
Advances for taxes and insurance	2,369	0.45	2,466	0.48
Borrowings	52,059	9.93	56,075	10.90
Other liabilities	3,777	0.72	3,770	0.73
Amount reclassified on ESOP shares	-	-	-	-
Equity	112,572	21.47	124,861	24.28
Total liabilities and equity	$ 524,320	100.00%	$ 514,319	100.00%

Loan Data	Balance	% Total Assets	Balance	% Total Assets
1-4 family mortgage loans	$ 267,358	65.29%	$ 272,318	68.32%
Home equity loans	13,141	3.21	12,294	3.08
Home equity lines of credit	19,446	4.75	19,194	4.82
Multifamily mortgage loans	34,320	8.38	35,059	8.80
Nonresidential mortgage loans	46,047	11.24	38,395	9.63
Land and property acquisition loans	4,647	1.13	534	0.13
Construction loans	18,333	4.48	16,155	4.05
Commercial loans	7,662	1.87	6,078	1.52
Consumer loans	743	0.18	720	0.18
Allowance for loans losses	(2,173)	(0.53)	(2,123)	(0.53)
Loans receivable, net	$ 409,524	100.00%	$ 398,624	100.00%

Deposit Data	Balance	% Total Assets	Balance	% Total Assets
Noninterest-bearing deposits	26,223	7.42	23,545	7.20
Interest-bearing checking	51,130	14.46	31,429	9.61
Savings	105,601	29.87	107,008	32.71
Certificates of deposit	170,589	48.25	165,165	50.48
Deposits	$ 353,543	100.00	$ 327,147	100.00

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FINANCIAL HIGHLIGHTS (continued) (unaudited)
	At December 31, 2006	At September 30, 2006
Capital Ratios
Equity to total assets	21.47%	24.28%

Asset Quality Ratios:
Non-performing loans to total loans	0.41%	0.52%
Non-performing assets to total assets	0.32	0.41
Net charge offs to average loans outstanding	0.00	0.00
Allowance for loan losses to non-performing loans	129.26	101.64
Allowance for loan losses to total loans	0.53	0.53

	For the 3 months ended
	December 31, 2006	December 31, 2005
SELECTED OPERATING DATA:
Total interest income	$ 6,708	$ 6,091
Total interest expense	3,538	2,712
Net interest income	3,170	3,379
Provision for loan losses	50	86
Net interest income after provision for loan losses	3,120	3,293
Noninterest income	287	26
Noninterest expense	2,890	2,245
Income before income taxes	517	1,074
Income tax provision	188	411
Net income	$ 329	$ 663
Performance Ratios:
Return on average assets	0.26%	0.51%
Return on average equity	1.10	2.12
Net interest rate spread	1.54	1.86
Net interest margin	2.59	2.71
Noninterest income to average total assets	0.22	0.02
Noninterest expense to average total assets	2.26	1.74
Efficiency Ratio	83.60	65.92

PER SHARE DATA:
Earnings per share
Basic	$ 0.03	$ 0.05
Diluted	$ 0.03	$ 0.05

The foregoing material contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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